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                                                                   EXHIBIT 10.79

                                November 1, 2002


Mr. Thomas R. Giordano
621 Solar Isle Drive
Ft. Lauderdale, FL  33301

Dear Mr. Giordano:

         I am very pleased to offer you a position at Andrx ("Andrx"), upon the following terms:

(1)      Position:          Senior Vice President and Chief Information Officer

(2)      Reporting to:      Richard J. Lane, Chief Executive Officer

(3)      Salary:            $225,000 annually

(4)      Stock Options:     Non-qualified stock options to purchase 25,000
                            shares of Andrx's common stock. Although the actual stock option grant, vesting schedule, and exercise price of these options will be determined by the Andrx board at their next meeting, we anticipate that these options will vest annually over a five year period of time.

(5)      Target Bonus:      The Target Bonus will be 40%. The level of bonus
                            awarded will be based upon your attainment of established metrics for the goals and objectives we mutually agree upon.

(6)      Car Allowance:     Andrx will pay you a car allowance of $700 per
                            month.

(7)      Termination:       During the one year period after a "change of
                            control," in the event that your employment is terminated by Andrx or any successor entity without "cause" or you voluntarily terminate your employment for "good reason," you shall be entitled to (i) at least one year's compensation at your then current annual salary together with one times the prior year's Target Bonus (or the mid-point of the Target
                            Bonus if termination occurred during your first year of employment); and the immediate vesting of that portion of the foregoing Andrx stock options that would have vested in the next 12 months.

                            For the foregoing purposes, (i) a change of control shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12 b-2 promulgated under the Securities Exchange Act of 1934; (ii) "cause" shall mean (a)


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Mr. Thomas R. Giordano
November 1, 2002
Page 2


                            the commission of a criminal act by you, gross negligence, gross malfeasance, gross misfeasance, or gross misconduct by you in the performance of your job, (b) actions by you which cause Andrx`s reputation or image to materially suffer, (c) a breach by you of your Confidentiality and Non-Competition agreement, and (d) other events or matters relating to your job performance or conduct that would ordinarily cause an employer to seriously consider the termination of an employee's employment; (iii) "good reason" shall mean any decrease in your salary without "cause" or any material change in your job responsibilities without "cause."

 (8)     Benefits:          Andrx maintains a 401(k) plan and makes a matching
                            contribution of 50% of the amount you contribute to the plan, up to 5% of your annual compensation and applicable laws. Andrx also maintains group medical
                            (HMO or POS), dental and life insurance plans for all of its full-time employees and their families.
                            As a member of our professional team, you and your family will be entitled to immediately participate
                            (beginning the first day of the month after you begin work) in our medical insurance plan. These and other benefits you will receive as an Andrx employee are described in the enclosed materials.

 (9)     Vacation:          4 weeks per year

(10)     Report Date:       November 18, 2002

         This offer of employment assumes that your employment by Andrx and the performance of your duties will not violate the terms of any non-compete or other agreements to which you are a party and such assumption is a condition of your employment. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of our standard Confidentiality and Non-Competition Agreement will also be a condition of your employment.

         I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. Should you have any questions, please feel free to call Rick Lane or me.

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Mr. Thomas R. Giordano
November 1, 2002
Page 3



         Please signify your acceptance of this offer by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 954-585-1888) or by mail.

                                                  Sincerely,

                                                  /s/ Ronald D. Norris
                                                  -----------------------------
                                                  Ronald D. Norris
                                                  Director of Human Resources

AGREED TO AND ACCEPTED ON
THIS 4th DAY OF November, 2002

/s/ THOMAS R. GIORDANO
--------------------------
Thomas R. Giordano



CC: Richard J. Lane